EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-149662 on Form S-8 of our report dated March 7, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the January 1, 2006 adoption of the provisions of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment), relating to the consolidated financial statements of EnteroMedics Inc. and subsidiary (the “Company”) appearing in this Amendment #1 on Form 10-K/A of the Company for the year ended December 31, 2007.

/S/    DELOITTE & TOUCHE LLP

Minneapolis, MN

November 20, 2008